Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2012 and Year-End Results

Ocean City, New Jersey – January 30, 2013 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,158,000, or $0.18 per basic and diluted share, for the quarter ended December 31, 2012 as compared to $1,481,000, or $0.22 per basic and diluted share, for the same quarter last year. For the full year ended December 31, 2012, net income was $5,001,000, or $0.75 per basic share and $0.74 per diluted share, as compared to $5,058,000, or $0.75 per basic share and $0.74 per diluted share, for 2011.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

"Net income for the fourth quarter remained on par with the third quarter, but declined from the prior year fourth quarter primarily as a result of increased credit costs and tightening of our net interest margin in this challenging interest rate environment," said Steven E. Brady, President and CEO. "For the full year, net income remained essentially level with the prior year.”

“The current low interest rate environment has prompted a high level of refinance activity that has offset our strong loan origination in other areas of the portfolio. The short-term impact has been a reduction in our loan portfolio and some compression of our net interest margin. However, our high level of liquidity and the short duration of our investment portfolio position us well for a rising rate environment. Asset quality remains strong, although we continue to see the lingering effects of the 2008 recession. Hurricane Sandy caused only moderate damage in our market area, but it was serious enough to warrant boosting our loan loss provision in the fourth quarter."

Balance Sheet Review

Total assets grew $50.8 million, or 5.1%, to $1,045.5 million at December 31, 2012 from December 31, 2011. Loans receivable, net, decreased $23.7 million, or 3.3%, to $703.9 million at December 31, 2012 from December 31, 2011. Investments and mortgage-backed securities increased $64.0 million, or 121.4%, to $116.8 million at December 31, 2012 from December 31, 2011. Cash and cash equivalents increased $7.8 million, or 5.0%, to $163.4 million at December 31, 2012 from December 31, 2011. The decrease in total net loans resulted from loan originations and other advances totaling $169.3 million offset by payoffs and payments received of $193.0 million. The increase in investments and mortgage-backed securities resulted from new purchases of short duration agency investments of $93.2 million offset by normal repayments, calls and payoffs of $29.2 million. Cash and cash equivalents increase resulted from increased deposit activity and cash flow from loans offset by increased investment activity.

Deposits grew $49.3 million, or 6.6%, to $801.8 million at December 31, 2012 from December 31, 2011. The Company continued its focus on core deposits, which increased $75.7 million, or 14.9%, to $584.3 million. Certificates of deposit decreased $26.4 million, or 10.8%, to $217.5 million at December 31, 2012 compared to December 31, 2011. Total borrowings remained unchanged at $125.5 million, including $110.0 million of FHLB advances.

Asset Quality

The provision for loan losses totaled $320,000 for the fourth quarter of 2012 compared to $129,000 for the fourth quarter of 2011 and $148,000 for the third quarter of 2012. The increase in the provision over the prior year quarter resulted from additional reserves required on higher loan delinquencies in 2012 compared to 2011. In addition, a portion of the increase reflected the impact of Hurricane Sandy, which caused moderate damage in the Bank’s market area. For the full year, the provision increased to $893,000 for 2012 compared to $473,000 for 2011. The increase resulted from higher general and specific reserves on loans required in 2012 compared to 2011. The allowance for loan losses totaled $4.0 million, or 0.57% of total loans, at December 31, 2012 compared to $3.8 million, or 0.52% of total loans, at December 31, 2011. The Company experienced $658,000 in net charge-off activity for 2012 compared to $699,000 for 2011.

Non-performing assets totaled $6.7 million, or 0.64% of total assets, at December 31, 2012, compared to $6.6 million, or 0.66% of total assets, at December 31, 2011. Non-performing assets consisted of twenty residential mortgages totaling $3.9 million, three commercial mortgages totaling $1.3 million, one commercial loan totaling $200,000, seven consumer equity loans totaling $342,000 and five real estate owned properties totaling $906,000. Specific reserves recorded for these loans at December 31, 2012 were $465,000.

Income Statement Analysis

Net interest income decreased $544,000, or 7.8%, to $6.4 million for the fourth quarter of 2012 compared to $6.9 million in the fourth quarter of 2011. Net interest margin decreased 33 basis points in the quarter ended December 31, 2012 to 3.21% from 3.54% for the quarter ended December 31, 2011. On a linked-quarter basis, net interest margin decreased 11 basis points from 3.32% in the third quarter of 2012. Although average interest-earning assets increased over the prior year fourth quarter, interest income decreased 11.5% as heavy refinancing activity resulted in a shift of the mix of interest-earning assets to a higher percentage of investment securities, which have lower yields than loans, causing a 65 basis point decrease in the average yield to 4.36%. Partially offsetting the decrease in interest income was a 20.3% decrease in interest expense, which declined primarily because of a 31 basis point decrease in the average cost of interest-bearing deposits.

For the full year, net interest income increased $733,000, or 2.8%, to $26.6 million for 2012 compared to $25.9 million for 2011, notwithstanding contraction of the net interest margin to 3.37% from 3.51%. Interest income decreased 3.2% as a 50 basis point decline in the average yield on interest-earning assets was partially offset by an increase in the average balance of earning assets, which reflects the addition of the assets of Select Bank acquired in August 2011. The lower yield in 2012 reflected both the refinancing of higher priced loans and a shift in the asset mix to a higher percentage of investment securities. The decrease in interest income was more than offset by a 16.2% decrease in interest expense, which declined primarily as a result of 38 basis decrease in the cost of interest-bearing deposits.

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Other income increased $165,000, or 17.6%, and $465,000, or 13.1%, for the fourth quarter and full year of 2012, respectively, compared to the same periods in 2011. The increase in other income resulted from increases in deposit and loan account fees, debit card commissions, cash surrender value of life insurance and gains on called securities over the prior periods.

Other expenses decreased $66,000, or 1.2%, to $5.3 million for the fourth quarter of 2012, compared to $5.4 million for the fourth quarter of 2011. For the full year, other expenses increased $1.2 million, or 5.8%, to $21.6 million for 2012 compared to $20.4 million for 2011. Additional operating costs associated with two branch locations added with last year’s acquisition of Select Bank totaled $742,000 for the twelve months ended December 31, 2012.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	December 31,	December 31,
	2012	2011	% Change
	(Dollars in thousands)

Total assets	$1,045,488	$994,730	5.1%
Cash and cash equivalents	163,422	155,653	5.0
Investment securities	116,774	52,732	121.4
Loans receivable, net	703,898	727,626	(3.3)
Deposits	801,765	752,455	6.6
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	104,728	104,680	0.0

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SELECTED OPERATING DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(Dollars in thousands, except share and per share amounts)
Interest and dividend income	$8,751	$9,883	(11.5)%	$36,851	$38,087	(3.2)%
Interest expense	2,308	2,896	(20.3)	10,217	12,186	(16.2)
Net interest income	6,443	6,987	(7.8)	26,634	25,901	2.8

Provision for loan losses	320	129	148.1	893	473	88.8

Net interest income after provision for loan losses	6,123	6,858	(10.7)	25,741	25,428	1.0

Other income	1,104	939	17.6	4,003	3,538	13.1
Other expense	5,323	5,389	(1.2)	21,563	20,376	5.8

Income before taxes	1,904	2,408	(20.9)	8,181	8,590	(4.8)
Provision for income taxes	746	927	(19.5)	3,180	3,532	(10.0)

Net Income	$1,158	$1,481	(21.8)	$5,001	$5,058	(1.1)

Earnings per share basic	$0.18	$0.22		$0.75	$0.75
Earnings per share diluted	$0.18	$0.22		$0.74	$0.74

Average shares outstanding:
Basic	6,466,377	6,769,726		6,652,537	6,748,334
Diluted	6,545,484	6,843,937		6,715,404	6,831,989

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$694,424	4.66%	$735,627	5.05%
Investment securities	108,183	2.47%	53,557	4.51%
Total interest-earning assets	802,607	4.36%	789,184	5.01%

Interest-bearing deposits	$706,957	0.47%	$699,942	0.78%
Total borrowings	125,464	4.68%	125,464	4.86%
Total interest-bearing liabilities	832,421	1.11%	825,406	1.40%

Interest rate spread		3.25%		3.61%
Net interest margin		3.21%		3.54%

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	Year Ended December 31, 2012		Year Ended December 31, 2011
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$704,737	4.87%	$693,497	5.18%
Investment securities	85,834	2.99%	43,943	4.98%
Total interest-earning assets	790,571	4.66%	737,440	5.16%

Interest-bearing deposits	$705,152	0.60%	$625,732	0.98%
Total borrowings	125,464	4.78%	125,464	4.83%
Total interest-bearing liabilities	830,616	1.23%	751,196	1.62%

Interest rate spread		3.43%		3.54%
Net interest margin		3.37%		3.51%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2012	Year Ended December 31, 2011
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,762	$3,988
Provision for loan losses	893	473

Charge-offs	(691)	(700)
Recoveries	33	1
Net charge-offs	(658)	(699)

Allowance at end of period	$3,997	$3,762
Allowance for loan losses as a percent of total loans	0.57%	0.52%
Allowance for loan losses as a percent of nonperforming loans	69.5%	58.0%

	As of December 31, 2012	As of December 31, 2011
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,934	$4,768
Real estate mortgage - commercial	1,275	392
Commercial	200	318
Consumer	342	198
Total	5,751	5,676
Troubled debt restructurings - nonaccrual	-	805
Total nonaccrual loans	5,751	6,481
Real estate owned	906	98
Total nonperforming assets	$6,657	$6,579

Nonperforming loans as a percent of total loans	0.82%	0.89%
Nonperforming assets as a percent of total assets	0.64%	0.66%

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SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended
	December 31, 2012	December 31, 2011

Selected Performance Ratios:
Return on average assets	0.48%	0.54%
Return on average equity	4.73%	4.90%
Interest rate spread	3.43%	3.54%
Net interest margin	3.37%	3.51%
Efficiency ratio	70.38%	69.21%

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (unaudited)

	Q4 2012	Q3 2012	Q2 2012	Q1 2012	Q4 2011
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,443	$6,508	$6,797	$6,885	$6,987
Provision for loan losses	320	148	253	173	129
Net interest income after provision for loan losses	6,123	6,360	6,544	6,712	6,858
Other income	1,104	1,029	966	905	939
Other expense	5,323	5,447	5,391	5,401	5,389
Income before taxes	1,904	1,942	2,119	2,216	2,408
Provision for income taxes	746	750	822	862	927
Net income	$1,158	$1,192	$1,297	$1,354	$1,481

Share Data:
Earnings per share basic	$0.18	$0.18	$0.19	$0.20	$0.22
Earnings per share diluted	$0.18	$0.18	$0.19	$0.20	$0.22
Average shares outstanding basic	6,466,377	6,625,221	6,742,591	6,778,305	6,769,726
Average shares outstanding diluted	6,545,484	6,681,163	6,797,333	6,842,452	6,843,937
Total shares outstanding	6,936,733	6,963,672	7,185,843	7,291,643	7,291,643

Balance Sheet Data:
Total assets	$1,045,488	$1,061,543	$1,026,273	$1,002,690	$994,730
Investment securities	116,774	94,292	92,486	75,266	52,732
Loans receivable, net	703,898	691,636	701,750	714,993	727,626
Deposits	801,765	819,414	782,351	758,806	752,455
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	104,728	104,143	105,607	105,558	104,680

Asset Quality:
Non-performing assets	$6,657	$5,652	$5,323	$6,703	$6,579
Non-performing loans to total loans	0.82%	0.68%	0.68%	0.90%	0.89%
Non-performing assets to total assets	0.64%	0.53%	0.52%	0.66%	0.66%
Allowance for loan losses	$3,997	$3,696	$3,698	$3,895	$3,762
Allowance for loan losses to total loans	0.57%	0.53%	0.53%	0.54%	0.52%
Allowance for loan losses to non-performing loans	69.5%	78.9%	80.2%	60.3%	58.0%

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